EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of NSTS Bancorp, Inc. of our report dated March 30, 2023 relating to the consolidated financial statements of NSTS Bancorp, Inc., appearing in the Annual Report on Form 10-K of NSTS Bancorp, Inc. for the year ended December 31, 2022.

/s/ Plante & Moran, PLLC

Chicago, Illinois

June 12, 2023